EXHIBIT 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509

Unaudited Consolidated Financial Statements – March 31, 2011

NGAS Resources, Inc.
CONSOLIDATED BALANCE SHEETS

	March31,	December31,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash	$1,907,572	$6,844,475
Accounts receivable	4,536,363	5,640,891
Note receivable	5,125,077	6,766,451
Prepaid expenses and other current assets	560,913	552,741
Total current assets	12,129,925	19,804,558
Oil and gas properties	172,448,848	174,630,484
Property and equipment	9,262,954	9,475,659
Bonds and deposits	258,945	258,945
Deferred financing costs	463,440	750,462
Total assets	$194,564,112	$204,920,108

LIABILITIES
Current liabilities:
Long-term debt, current portion	$45,145,489	$53,298,857
Accounts payable	4,410,933	5,562,836
Accrued liabilities	2,443,339	1,385,797
Fair value of derivative financial instruments	92,521	2,615,847
Customer drilling deposits	848,911	4,749,165
Total current liabilities	52,941,193	67,612,502
Deferred compensation	867,745	985,716
Deferred income taxes	8,410,314	9,534,798
Long-term debt	5,882,753	5,953,259
Fair value of derivative financial instruments	—	60,397
Other long-term liabilities	4,255,423	4,164,442
Total liabilities	72,357,428	88,311,114

SHAREHOLDERS’ EQUITY
Capital stock
Authorized:
5,000,000	Preferred shares
100,000,000	Common shares
Issued:
78,413,515	Common shares (2010 – 59,990,765)	150,655,276	141,053,661
21,100	Common shares held in treasury, at cost	(23,630)	(23,630)
	Paid-in capital – options and warrants	4,865,717	4,807,929
To be issued:
9,185	Common shares (2010 – 9,185)	45,925	45,925
		155,543,288	145,883,885
Deficit		(33,336,604)	(29,274,891)
Total shareholders’ equity		122,206,684	116,608,994
Total liabilities and shareholders’ equity		$194,564,112	$204,920,108

See accompanying notes.

NGAS Resources, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
REVENUE
Contract drilling	$2,506,226	$3,578,431
Oil and gas production	5,322,297	6,407,566
Gas transmission, compression and processing	1,132,808	1,279,129
Total revenue	8,961,331	11,265,126

DIRECT EXPENSES
Contract drilling	1,993,781	2,688,919
Oil and gas production	3,710,714	3,315,067
Gas transmission, compression and processing	98,555	277,104
Total direct expenses	5,803,050	6,281,090

OTHER EXPENSES (INCOME)
Selling, general and administrative	2,976,666	2,152,868
Options, warrants and deferred compensation	(60,183)	266,149
Depreciation, depletion and amortization	3,293,789	3,236,393
Interest expense	2,350,340	1,742,681
Interest income	(126,599)	(254,420)
Gain on sale of assets	8,469	—
Fair value loss (gain) on derivative financial instruments	32,126	2,433,131
Refinancing costs	—	625,344
Other, net	(130,456)	(105,499)
Total other expenses	8,344,152	10,096,647

LOSS BEFORE INCOME TAXES	(5,185,871)	(5,112,611)
INCOME TAX EXPENSE (BENEFIT)	(1,124,158)	(282,895)
NET LOSS	$(4,061,713)	$(4,829,716)
NET LOSS PER SHARE
Basic	$(0.06)	$(0.15)
Diluted	$(0.06)	$(0.15)
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING
Basic	71,546,027	33,150,305
Diluted	71,546,027	33,150,305

See accompanying notes.

NGAS Resources, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
OPERATING ACTIVITIES
Net loss	$(4,061,713)	$(4,829,716)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Options, warrants and deferred compensation	(60,183)	266,148
Depreciation, depletion and amortization	3,293,789	3,236,393
Gain on sale of assets	8,469	1,622
Fair value loss (gain) on derivative financial instruments	32,126	2,433,131
Accretion of debt discount	541,209	747,251
Deferred income taxes	(1,124,484)	(282,895)
Changes in assets and liabilities:
Accounts receivable	1,104,528	88,334
Prepaid expenses and other current assets	(8,172)	135,241
Accounts payable	(1,151,903)	524,316
Accrued liabilities	1,057,542	(242,559)
Customers’ drilling deposits	(3,900,254)	(4,163,308)
Other long-term liabilities	90,981	123,534
Net cash used in operating activities	(4,178,065)	(1,962,508)

INVESTING ACTIVITIES
Proceeds from sale of assets	1,648,774	1,520,681
Purchase of property and equipment	(30,154)	(5,669,918)
Additions to oil and gas properties	(598,141)	(2,358,647)
Net cash provided by (used in) investing activities	1,020,479	(6,507,884)

FINANCING ACTIVITIES
Decrease in loans to related parties	—	510
Payments of deferred financing costs	—	(164,274)
Proceeds from issuance of long term debt	—	7,480,000
Payments of long term debt	(1,779,317)	(2,729,927)
Net cash provided by (used in) financing activities	(1,779,317)	4,586,309

Change in cash	(4,936,903)	(3,884,083)
Cash, beginning of period	6,844,475	4,332,650
Cash, end of period	$1,907,572	$448,567

SUPPLEMENTAL DISCLOSURE
Interest paid	$633,595	$985,529
Income taxes paid	—	—

See accompanying notes.

NGAS Resources, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

General.  NGAS Resources, Inc. (NGAS) is an independent oil and gas exploration and production company focused on natural gas shale plays in in the eastern United States, principally in the southern Appalachian Basin.  We were organized in 1979 under the laws of British Columbia.  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).  Our accounting policies are described in Note 1 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010 (annual report).  Our accounting policies and their method of application in the accompanying financial statements are consistent with those described in the annual report.

Basis of Consolidation.  The accompanying financial statements include the accounts of our direct and indirect wholly owned subsidiaries, NGAS Production Co. (NGAS Production), Sentra Corporation (Sentra) and NGAS Securities, Inc. (NGAS Securities).  NGAS Production (formerly named Daugherty Petroleum, Inc.) conducts all our oil and gas drilling, production and gas gathering operations.  Sentra owns and operates natural gas distribution facilities for two communities in Kentucky, and NGAS Securities provides marketing support services for private placement financings.  The consolidated financial statements also reflect our interests in drilling partnerships sponsored by NGAS Production to participate in many of our drilling initiatives.  NGAS Production maintains a combined interest as both general partner and an investor in the drilling partnerships ranging from 12.5% to 75%, with additional reversionary interests after certain distribution thresholds are reached.  We account for those interests using the proportionate consolidation method, with all material inter-company accounts and transactions eliminated on consolidation.  References to the company or to we, our or us include NGAS, NGAS Production, its subsidiaries and interests in drilling partnerships.

Estimates.  The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses.  The most significant estimates pertain to proved oil and gas reserves and related cash flow estimates used in impairment tests of goodwill and other long-lived assets, estimates of future development, production and abandonment costs.  The evaluations required for these estimates involve various uncertainties, and actual results could differ from the estimates.

Debt Covenant Defaults and Conditional Forbearance.  On November 9, 2010, we reported that we were not in compliance with the leverage coverage covenant under our amended and restated credit agreement (credit agreement) as of the end of the third quarter.  The covenant default triggered a cross default on our amortizing convertible notes due May 1, 2012 (convertible notes).  See Note 7 – Deferred Financing Costs and Note 11 – Capital Stock.  We subsequently entered into forbearance agreements with the credit facility lenders (credit agreement amendment) and the holders of convertible notes (note agreements), conditioned on repayment of all senior and convertible debt by the end of the first quarter of 2011.  On March 7, 2011, the lenders extended the forbearance deadline under the credit agreement amendment to April 15, 2011, which automatically applied to the forbearance deadline under the terms of the note agreements.  See Note 10 – Long-Term Debt and Note 16 – Subsequent Events.

Arrangement Agreement.  On December 23, 2010, we entered into an arrangement agreement (arrangement agreement) with Magnum Hunter Resources Corporation (Magnum Hunter), providing for the acquisition of NGAS by Magnum Hunter in an all-stock transaction structured as a court-approved arrangement under the laws of British Columbia, where we are organized at the parent company level (arrangement).  The arrangement agreement provides for various closing conditions, including approval of the arrangement by the company’s shareholders, receipt of Canadian court approval, restructuring of the company’s gas gathering agreements with Seminole Energy Services, LLC and its subsidiary (Seminole) on substantially the terms set forth in a letter of intent among Magnum Hunter, NGAS Production and Seminole (Seminole restructuring) and repayment of our senior and convertible debt by Magnum Hunter.  See Note 16 – Subsequent Events.

Going Concern.  In of the absence of the arrangement, our ability to continue as a going concern would be subject to substantial doubt.  The accompanying financial statements do not include any adjustments to our recorded assets and liabilities that could be required in that event.

Subsequent Events.  Except as discussed in Note 16, there were no events or transactions through May 12, 2011, the issuance date of the accompanying financial statements, requiring recognition or disclosure.

Comprehensive Income and Loss.  The accompanying financial statements do not include statements of comprehensive income since we had no items of comprehensive income or loss for the reported periods.

Note 2 – Recently Adopted Accounting Standards

Except as described in Note 4 to the consolidated financial statements in the annual report, there have been no recent accounting pronouncements that could have a significant impact or potential impact on our financial position, results of operations, cash flows or financial statement disclosures.

Note 3 – Oil and Gas Properties

The following table presents the capitalized costs and accumulated depreciation, depletion and amortization (DD&A) for our oil and gas properties, gathering facilities and well equipment as of March 31, 2011 and December 31, 2010.

	March 31,	December 31,
	2011	2010
Proved oil and gas properties	$206,132,279	$205,859,733
Unproved oil and gas properties	6,605,690	6,372,939
Gathering facilities and well equipment	16,295,170	16,202,326
	229,033,139	228,434,998
Accumulated DD&A	(56,584,291)	(53,804,514)
Net oil and gas properties and equipment	$172,448,848	$174,630,484

Note 4 – Other Property and Equipment

The following table presents the capitalized costs and accumulated depreciation for our other property and equipment as of March 31, 2011 and December 31, 2010.  Capitalized costs for building and improvements reflect our purchase of the building in Lexington, Kentucky that houses our principal and administrative offices for $5.6 million in February 2010.  The building had been acquired for approximately the same amount during 2006 by a company formed for that purpose by our executive officers and a key employee.  See Note 13 – Related Party Transactions.  We obtained financing for part of the purchase price on the terms described in Note 10 – Long-Term Debt.

	March 31,	December 31,
	2011	2010
Land	$12,908	$12,908
Building and improvements	5,719,922	5,719,922
Machinery and equipment	5,459,396	5,449,390
Office furniture and fixtures	175,862	175,862
Computer and office equipment	722,904	722,904
Vehicles	1,656,120	1,750,812
	13,747,112	13,831,798
Accumulated depreciation	(4,484,158)	(4,356,139)
Net other property and equipment	$9,262,954	$9,475,659

Note 5 – Note Receivable

During the third quarter of 2009, we sold 485 miles of our Appalachian gas gathering and midstream facilities (Appalachian gathering system) to Seminole for $50 million, of which $14.5 million is payable in monthly installments through December 2011 under a promissory note issued to NGAS Production (Seminole note).  The Seminole note bears interest at the rate of 8% per annum and is secured by a second mortgage on Seminole’s interest in the Appalachian gathering system.  We assigned the Seminole note as part of the collateral package under our credit agreement in connection with the asset sale and subsequently agreed to apply Seminole note payments to debt reduction under the terms of the credit agreement amendment.  See Note 10 – Long-Term Debt.

Note 6 – Loans to Related Parties

We extended loans to three of our executive officers prior to 2003 and to one of our shareholders in 2004.  The shareholder loan was collateralized by the shareholder’s drilling partnership interests and was repayable from partnership distributions, with interest at 5% per annum.  The loan had an outstanding balance of $75,679 at December 31, 2009 and was written off with a bad debt reserve of $75,141 at December 31, 2010.  The loans receivable from officers, which were non-interest bearing and unsecured, totaled $171,429 at December 31, 2009.  On December 23, 2010, in consideration of reductions in severance entitlements and agreements not to compete with the company for six months following the closing of the arrangement, the company forgave the outstanding loans receivable from officers and recognized a corresponding bad debt expense at December 31, 2010.  Under the terms of the arrangement agreement with Magnum Hunter, the loan forgiveness was included in determining the company’s overall $5 million limitation on potential severance and change in control payouts for all officers and employees, requiring our executive officers to forego an aggregate of $2,031,429 in severance entitlements.

Note 7 – Deferred Financing Costs

In January 2010, we exchanged $37 million principal amount of our 6% convertible notes due December 15, 2010 (2005 notes) for $28.7 million in new convertible notes, together with a combination of cash, common shares and warrants.  See Note 11 – Capital Stock.  Other than refinancing costs recognized for the convertible note restructuring, the financing costs for our convertible debt and secured credit facility are initially capitalized and amortized at rates based on the terms of the underlying debt instruments.  See Note 10 – Long-Term Debt.  Upon payment of amortization installments on the convertible notes in shares of our common stock or conversion of the notes by the holders, the principal amount repaid or converted is added to equity, net of a proportionate amount of the original financing costs.  Unamortized deferred financing costs for our convertible debt and credit facility aggregated $463,440 at March 31, 2011 and $750,462 at December 31, 2010, net of accumulated amortization.

Note 8 – Goodwill

Goodwill of $1,789,564 was recorded in our 1993 acquisition of NGAS Production and was amortized on a straight-line, ten-year basis until 2002, when we adopted authoritative guidance for evaluating goodwill annually and whenever potential impairment exists under a fair value approach at the reporting unit level.  Based on the initial and subsequent analysis, unamortized goodwill of $313,177 remained unimpaired through the end of 2009 and was written off at December 31, 2010.

Note 9 – Customer Drilling Deposits

Prepayments under drilling contracts with sponsored partnerships are recorded as customer drilling deposits upon receipt.  Contract drilling revenues are recognized on the completed contract method as wells are drilled.  Customer drilling deposits of $848,911 at March 31, 2011 and $4,749,165 at December 31, 2010 represent unapplied prepayments for wells that were not yet drilled or completed on the balance sheet date.

Note 10 – Long-Term Debt

Credit Facility.  We have a senior secured revolving credit facility maintained by NGAS Production with KeyBank National Association, as agent and primary lender.  The credit agreement for the facility provides for revolving term loans and letters of credit in an aggregate amount up to $125 million, subject to borrowing base thresholds determined semi-annually by the lenders, with a scheduled maturity in September 2011.  Outstanding borrowings bear interest at fluctuating rates ranging from the agent’s prime rate to 2.25% above that rate, depending on the amount of borrowing base utilization.  The facility is guaranteed by NGAS and secured by liens on our oil and gas properties.

The credit agreement was amended in January 2010 in connection with the restructuring of our convertible debt.  See Note 7 – Deferred Financing Costs.  The amendment permitted us to complete the restructuring, subject to restrictions on upstream dividends for any principal amortization payments on the convertible notes and to monthly borrowing base reductions of $1 million until the next redetermination.  The borrowing base was redetermined at $37 million as of June 30, 2010.  As of that date and the September 30th measurement date for covenant compliance under the credit agreement, the facility was fully drawn.  As of September 30, 2010, we were not in compliance with the leverage ratio under the credit agreement.  The covenant limits NGAS Production’s funded indebtedness at the end of the quarter to not more than 4.75 times its consolidated earnings for the trailing twelve-month period before net interest expense, income tax expense and depreciation, depletion and amortization.

On November 19, 2010, we entered into the credit agreement amendment to address our noncompliance with the leverage coverage covenant.  See Note 1 – Summary of Significant Accounting Policies.  As of that date, we had $35.8 million drawn under the facility.  The credit agreement amendment terminated the lending commitments for the facility, increased the interest rate on the outstanding borrowings to 4.25% above the administrative agent’s prime rate and reduced the term of the facility from the scheduled maturity in September 2011 to March 31, 2011 (repayment date).  Subject to specified conditions, the credit agreement amendment provided for the lenders’ forbearance from exercising default remedies based on the company’s noncompliance with the leverage coverage covenant and the related cross default on the convertible notes from the date of the credit agreement amendment until the repayment date.  The forbearance conditions included the company’s entry into a definitive agreement by a specified date for a strategic transaction that would result in complete repayment of the credit facility by the repayment date, which was subsequent extended to April 15, 2011.  The credit facility had an outstanding balance of $33.8 million at March 31, 2011 and $35.5 million at December 31, 2010.  See Note 16 – Subsequent Events.

Convertible Notes.  On January 12, 2010, we restructured $37 million principal amount of convertible notes with a scheduled maturity in December 2010 by issuing $28.7 million in new 6% amortizing convertible notes due May 1, 2012, together with a combination of common stock, warrants and cash payments of approximately $2.7 million.  We accounted for the exchange transaction as a debt modification.  See Note 7 – Deferred Financing Costs.  Interest on the convertible notes at 6% per annum was payable quarterly in cash, and the notes were convertible at $2.18 per common share, subject to certain volume limitations and adjustments for certain corporate events.  We were required to make equal monthly principal amortization payments on the convertible notes during the last 24 months of their term.  Subject to certain conditions and true-up adjustments, we were entitled to pay all or part of any principal installment in our common shares, valued at the lesser of $2.18 per share or 95% of the 10-day volume-weighted average price of the common stock prior to the installment date.  We elected to pay all of the monthly amortization installments though November 1, 2010 in common shares.  See Note 11 – Capital Stock.  We had approximately $21.5 million in convertible notes outstanding after the November 1st amortization installment.

The convertible notes included customary non-financial covenants and provided various remedies upon specified events of default, including cross default with our credit facility.  Upon an event of default, the convertible notes were redeemable at the option of the holders in cash at a default rate equal to 125% of the sum of their principal amount plus accrued and unpaid interest at a 12% default rate and late fees.  Alternatively, under the terms of the convertible notes, each holder also had the right to rescind a redemption call on any portion of its notes and instead require the conversion price for the rescission amount to be reset to the lowest closing bid price of our common stock from the date of the holder’s redemption notice to the date of the rescission notice.  Following our announcement that we were not in compliance with the leverage coverage covenant under our credit agreement as of September 30, 2010, we received redemption notices based on the resulting cross default and rescission notices for conversion of $1.2 million principal amount of convertible notes at an average reset price of $0.37 per share.

On December 14, 2010, we entered into separate agreements with the note holders to facilitate our sale process by clarifying the impact of the cross default on our capital structure.  Subject to various conditions, the note agreements limited the holders’ conversion rights to an aggregate of 32 million shares of our common stock, net of previous conversions, between the date of the note agreements and the fifth trading day prior to any shareholder vote on a qualifying transaction (conversion period).  The holders also agreed not to convert any notes after the conversion period.  The note agreements were conditioned on our meeting the forbearance deadlines in the credit agreement amendment, including any extension of repayment date to not later than April 15, 2011. We had outstanding convertible notes in the principal amounts of $16.5 million at December 31, 2010 and $9.5 million at March 31, 2011, reflecting note amortization installments paid in common stock through November 2010 and note conversions for an aggregate of 32 million common shares at an average market reset price of $0.38 following the cross default on the convertible notes..  See Note 11 – Capital Stock and Note 16 – Subsequent Events.

We recognized fair value losses on derivative financial instruments of $32,126 during the first three months of 2011 and $4,394,953 during 2010 under the mark-to-market provisions of Financial Accounting Standards Board Accounting Standards Codification Topic (ASC)  815, Derivatives and Hedging, reflecting changes in fair values of the embedded conversion features of the convertible debt and the warrants issued in the note restructuring transaction.  We also recognized an impairment charge of $2,356,024 on the carrying value of convertible debt at December 31, 2010 to reflect the cross default.  For the three months ended March 31, 2011 and the year ended December 31, 2010, non-cash interest expenses for accretion of the debt discount on the convertible notes aggregated $541,208 and $2,866,394, respectively, under the effective interest method.

Building Loan.  In February 2010, NGAS Production financed 80% of the purchase price for the office building that houses our administrative offices in Lexington, Kentucky with a $4.48 million loan from Traditional Bank, Inc.  See Note 13 – Related Party Transactions.  The loan bears variable interest at 1.625% above the WSJ money rate index and is repayable in monthly installments of $29,420 through February 2015, with the balance of approximately $3.75 million due at maturity.  Obligations under the loan are secured by a mortgage on the property and are guaranteed by NGAS.  The loan had an outstanding balance of $4,343,770 at March 31, 2011 and $4,379,060 at December 31, 2010.

Installment Loan.  In June 2009, NGAS Production obtained a $2.3 million loan from Central Bank & Trust Co. to finance its commitment under an airplane purchase contract entered in 2005.  The loan bears interest at 5.875% per annum and is repayable in monthly installments of $16,428 over a three-year term, with the balance due at maturity.  During the second quarter of 2010, we sold a 25% interest in the limited liability company that holds title to the airplane for $700,000 and applied $575,000 of the proceeds as a partial prepayment.  The loan is secured by our remaining 75% interest in the airplane and had an outstanding balance of $1,575,148 at March 31, 2011 and $1,601,042 at December 31, 2010.

Acquisition Debt.  We issued a promissory note for $854,818 in 1986 to finance our acquisition of mineral claims in Alaska.  The note is repayable at the rate of $2,000 per month, without interest, and had an outstanding balance of $240,818 at March 31, 2011 and $246,818 at December 31, 2010.

Total Long-Term Debt and Maturities.  The following tables summarize our total long-term debt at March 31, 2011 and December 31, 2010 and the principal payments due each year through 2015 and thereafter.

	March 31,	December 31,
Principal Amount Outstanding	2011	2010
Total long-term debt (including current portion) (1)	$51,028,242	$59,252,116
Less current portion	45,145,489	53,298,857
Total long-term debt	$5,882,753	$5,953,259

Maturities of Debt

Remainder of 2011	$45,074,983
2012	1,670,089
2013	182,462
2014	190,363
2015 and thereafter	3,910,345
___________________
(1)	Excludes allocations of $732,911 for the unaccreted debt discount on the convertible notes at March 31, 2011 and $1,274,119 at December 31, 2010.

Note 11 – Capital Stock

Preferred Shares.  We have 5,000,000 authorized shares of preferred stock, none of which were outstanding at March 31, 2011 or December 31, 2010.

Common Shares.  We have 100,000,000 authorized shares of common stock.  During the reported periods, we issued common shares and warrants in our convertible debt restructuring during the first quarter of 2010 and in an underwritten offering during the second quarter of 2010.  We also issued common shares for monthly amortization payments on the convertible notes from June through November 2010 and subsequent conversions under the default provisions of the notes.  See Note 10 – Long-Term Debt.

The following table reflects all transactions involving our common stock during the quarter ended March 31, 2011 and the year ended December 31, 2010.

Common Shares Issued	Shares	Amount
Balance, December 31, 2009	30,484,361	$117,142,639
Amortization and redemption of convertible notes	22,433,061	13,940,719
Underwritten offering	3,960,000	4,701,968
Restructuring of 2005 notes	3,037,151	5,188,333
Incentive plan stock awards	76,192	80,002
Balance at December 31, 2010	59,990,765	141,053,661
Redemption of convertible notes	18,422,750	9,601,615
Balance at March 31, 2011	78,413,515	$150,655,276

Paid In Capital – Options and Warrants
Balance, December 31, 2009		$4,467,246
Recognized		340,683
Balance, December 31, 2010		4,807,929
Recognized		57,788
Balance, March 31, 2011		$4,865,717

Common Shares to be Issued
Balance, March 31, 2011	9,185	$45,925

Stock Options and Awards.  We maintain equity incentive plans adopted in 2001 and 2003 for the benefit of our directors, officers, employees and certain consultants.  The 2001 plan provides for the grant of options to purchase up to 3 million common shares, and the 2003 plan reserves 4 million common shares for stock awards and grants of stock options.  Awards may be subject to restrictions or vesting requirements, and option grants must be at prevailing market prices.  Stock awards were made under the 2003 plan for a total of 76,192 shares during 2010.  Transactions in stock options during those periods are shown in the following table.

			Weighted Average
Stock Options	Issued	Exercisable	Exercise Price
Balance, December 31, 2009	3,873,668	1,898,668	$3.92
Vested	—	317,500	6.53
Expired	(1,553,668)	(1,553,668)	5.37
Forfeited	(75,000)	(27,500)	3.71
Balance, December 31, 2010 and March 31, 2011	2,245,000	635,000	2.93

At March 31, 2011, the exercise prices of options outstanding under our equity plans ranged from $1.51 to $7.64 per share, with a weighted average remaining contractual life of 3.25 years, subject to termination under the terms of the 2003 Plan and the arrangement agreement.  See Note 16 – Subsequent Events.  The following table provides additional information on the stock options outstanding at March 31, 2011.

Options Outstanding				Options Exercisable
		Weighted	Weighted		Weighted
Exercise		Average	Average		Average
Price		Remaining	Exercise		Exercise
or Range	Number	Life (years)	Price	Number	Price
$1.51	1,610,000	4.11	$1.51	—	$—
6.51 – 7.64	635,000	1.07	6.53	635,000	6.53
	2,245,000			635,000

We use the Black-Scholes pricing model to determine the fair value of each stock option at the grant date, and we recognize the compensation cost ratably over the vesting period.  For the periods presented in the accompanying consolidated financial statements, the fair value estimates for option grants assumes a risk free interest rate ranging from 0.03% to 6%, no dividend yield, a theoretical volatility ranging from 0.30 to 0.85 and an expected life ranging from six months to six years based on the vesting provisions of the options.  This resulted in non-cash charges for options and warrants of $57,788 in the three months ended March 31, 2011 and $340,683 in 2010.

Common Stock Purchase Warrants.  As part of the consideration in our convertible note exchange, we issued warrants in January 2010 to purchase up to 1,285,038 common shares through January 12, 2015 at $2.37 per share, subject to adjustment for certain corporate events.  In addition, as part of separate underwritten equity offerings, we issued warrants in May 2010 to purchase up to 1,584,000 common shares through November 17, 2014 at $1.61 per share, subject to adjustment for certain corporate events, and warrants issued in August to purchase 1,740,000 common shares through February 13, 2014 at $2.35 per share, subject to adjustment for certain dilutive issuances that reduced their exercise price to $1.56 per share as of December 31, 2010.

Note 12 –  Loss Per Share

The following table shows the computation of basic and diluted loss per share (EPS) for the reporting periods in accordance with ASC 260, Earnings per Share.

	Three Months Ended
	March 31,
Numerator:	2011	2010
Net loss as reported for basic EPS	$(4,061,713)	$(4,829,716)
Adjustments to loss for diluted EPS	—	—
Net loss for diluted EPS	$(4,061,713)	$(4,829,716)
Denominator:
Weighted average shares for basic and diluted EPS	71,546,027	33,150,305
Basic EPS	$(0.06)	$(0.15)
Diluted EPS	$(0.06)	$(0.15)

Note 13 – Related Party Transactions

Drilling Partnerships.  NGAS Production invests along with its sponsored drilling partnerships on substantially the same terms as unaffiliated investors, contributing capital in proportion to its initial interests, which range from 12.5% to 75% and are subject to specified increases after certain distribution thresholds are reached.  Each partnership enters into a drilling contract with NGAS Production for all wells to be drilled with partnership participation.  The portion of the profit on drilling contracts attributable to NGAS Production’s interest is eliminated on consolidation.  We recognized contract drilling revenues of $2,506,226 in the three months ended March 31, 2011 from the performance of drilling contracts with our 2010 drilling partnership and $3,578,431 for the comparable period in 2010 for the completion of drilling activities for the 2009 drilling partnership.  We have a 20% interest in the both the 2010 and 2009 drilling partnerships.

Office Lease.  The building in Lexington, Kentucky that houses our principal and administrative offices was acquired during 2006 by a company formed for that purpose by our executive officers and a key employee.  We occupy 13,852 square feet under lease renewals entered in November 2007 for a five-year term at monthly rents initially totaling $20,398, subject to annual escalations on the same terms as our prior lease.  In February 2010, NGAS Production purchased the building for $5.6 million, of which $4.48 million was funded from proceeds of a five-year installment loan secured by a mortgage on the property.  See Note 10 – Long-Term Debt.  The terms of the transaction were negotiated on our behalf by one of our independent directors appointed for that purpose by our board.  The negotiations were conducted at arm’s length with the management company for the building, and our purchase price was approximately the same as the sale price for the building in 2006.  The fairness of the consideration was supported by an independent appraisal based on recent sales of comparable office buildings in our locale.

Note 14 – Segment Information

We have a single reportable operating segment for our oil and gas business based on the integrated way we are organized by management in making operating decisions and assessing performance.  Although our financial reporting reflects our separate revenue streams from drilling, production and gas gathering activities, along with the direct expenses for each component, we do not consider the components as discreet operating segments under ASC 280, Segment Reporting.

Note 15 – Commitments

Operating Lease Obligations.  We incurred operating lease expenses of $93,821 in the three months ended March 31, 2011 and $2,313,757 in 2010.  In the fourth quarter of 2010, a majority of our compressor leases were assumed by Seminole.  As of March 31, 2011, future obligations under our remaining operating leases are as follows:

Future Lease Obligations

Remainder of 2011	$153,661
2012	122,815
2013	56,125
2014	25,567
2015	6,392
Total	$364,563

Gas Gathering and Sales Commitments.  We have various long-term commitments under gas gathering and sales agreements entered with Seminole in connection with the sale of the Appalachian gathering system (Seminole agreements), providing us with long-term operating rights and firm capacity rights for daily delivery of 30,000 Mcf of controlled gas through the Appalachian gathering system for an initial term of fifteen years.  See Note 5 – Note Receivable.  Our commitments under the Seminole agreements include monthly gathering fees of $862,750, with annual escalations at the rate of 1.5%, monthly operating fees of $182,612, plus $0.20 per Mcf of purchased gas, and capital fees in amounts intended to yield a 20% internal rate of return for all capital expenditures on the system by Seminole.  The arrangement agreement with Magnum Hunter contemplates the restructuring of the Seminole agreements on substantially the terms set forth in a letter of intent we entered with Seminole and Magnum Hunter (Seminole restructuring).

On March 10, 2011, NGAS Production entered into amendments to the Seminole agreements and a related omnibus agreement with Magnum Hunter and Seminole to implement the Seminole restructuring, conditioned upon the closing of the arrangement (Seminole amendments).  The Seminole amendments provide for a reduction in the gas gathering fees for certain throughput volumes from wells in the dedicated Appalachian reserve area for the life of the Seminole agreements and an increase in NGAS Production’s monthly operating fees.  In consideration for the Seminole restructuring, the Seminole amendments provide for Magnum Hunter’s payment of $10.275 million to Seminole in cash or common shares, cancellation of the Seminole note and annual drilling commitments of $20 million in the dedicated Appalachian reserve area during 2011 and 2012.  The Seminole amendments also provide Seminole with an option to acquire a 50% ownership interest in a gas processing plant being constructed for Magnum Hunter near its Marcellus acreage in West Virginia or Magnum Hunter’s payment of $300,000 to Seminole in cash if the option is not exercised on or before the closing of the arrangement.  See Note 16 – Subsequent Events.

Note 16 – Subsequent Events

Consummation of the Arrangement.  On April 13, 2011, after obtaining approval of the company’s shareholders and the Supreme Court of British Columbia, the arrangement was consummated, and NGAS became a wholly owned subsidiary of Magnum Hunter.  At the effective time of the arrangement, each outstanding common share of NGAS was converted into the right to receive 0.0846 shares of Magnum Hunter’s common stock (exchange ratio), and the company’s outstanding stock options and warrants were converted into equivalent options and warrants to purchase Magnum Hunter shares based on the exchange ratio, subject to termination of all out-of the-money options under the 2003 Plan and to cash-out rights under the warrants.  In accordance with the arrangement agreement, Magnum Hunter satisfied all of the company’s outstanding obligations under the credit agreement, the convertible notes and our amended retention and change of control agreements with senior management.

Consummation of the Seminole Restructuring.  On April 13, 2011, the Seminole restructuring was consummated in connection with the closing of the arrangement.  In accordance with the Seminole amendments, Magnum Hunter paid the restructuring consideration to Seminole in cash, and the company cancelled approximately $6.8 million in remaining installments payable under the Seminole note.  Magnum Hunter subsequently paid Seminole $300,000 in cash since Seminole elected not to exercise its option to purchase a 50% ownership interest in the gas processing plant. See Note 5 – Note Receivable and Note 15 – Commitments.

Dissolution. On April 28, 2011 NGAS was dissolved under British Columbia law into NGAS Hunter, LLC, a wholly owned Delaware subsidiary of Magnum Hunter.